EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Foundation Funds of our report dated May 18, 2018, relating to the financial statements and financial highlights, which appears in Delaware Strategic Allocation Fund’s (formerly, Delaware Foundation Moderate Allocation Fund) Annual Report on Form N-CSR for the year ended March 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 25, 2019